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                                                               EXHIBIT 11(g)(23)



                             UNITED STATES DISTRICT COURT
                             NORTHERN DISTRICT OF GEORGIA
                                   ATLANTA DIVISION

_____________________________
                             )
INVACARE CORPORATION and     )
I.H.H. CORP.,                )
                             )
         Plaintiffs,         )
                             )
            v.               )   CIVIL ACTION NO:  97-CV-0205-CC
                             )
HEALTHDYNE TECHNOLOGIES,     )
INC., ET AL.,                )
                             )
                             )
         Defendants.         )
_____________________________)



                   PLAINTIFFS' REPLY BRIEF IN SUPPORT OF EMERGENCY
                 MOTION FOR CLARIFICATION OF JULY 3, 1997 ORDER, OR,
                IN THE ALTERNATIVE, FOR A LIMITED STAY PENDING APPEAL




                                                    KING & SPALDING
                                                    191 Peachtree Street, N.E.
                                                    Suite 4900
                                                    Atlanta, Georgia 30303-1763
                                                    (404) 572-4600

                                                    SIMPSON THACHER & BARTLETT
                                                    425 Lexington Avenue
                                                    New York, New York 10017
                                                    (212) 455-2000

                                                    Attorneys for Plaintiffs

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         Invacare's motion for clarification does not ask this Court to "order"
Healthdyne to do anything. It merely requests that the Court CLARIFY that its July 3 Order does not eliminate or alter Healthdyne's existing legal obligations to count and announce the vote at the upcoming Shareholders Meeting. No more. Contrary to Healthdyne's assertions, Invacare seeks no "mandatory injunction".

         1. GEORGIA LAW REQUIRES HEALTHDYNE TO TABULATE THE VOTES ON THE BYLAW PROPOSAL AND ANNOUNCE THE RESULT.

         Healthdyne's claim that it should not be "ordered" to present an "illegal" bylaw to the shareholders is, of course, circular and intentionally miscasts Invacare's limited request for clarification. The Bylaw Proposal is not illegal. Indeed, Healthdyne has conceded that the Bylaw Proposal vote must go forward. This Court ruled only that a mandatory bylaw affirmatively requiring the board to redeem the Dead Hand was invalid. The July 3 Order said nothing with respect to voting on the Bylaw Proposal and Healthdyne did not put that issue before the Court. Healthdyne cannot now assert that the Court's Order changes their legal obligations under Georgia law to tabulate and announce the vote.

         O.C.G.A. Section 14-2-729.1 requires impartial election inspectors to "count all the votes" and "determine the result."

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The language could not be more plain.  Healthdyne has made clear its intention to prevent the impartial inspectors from carrying out their duty under law.
This threat is outrageous and lawless. However, because Healthdyne has conceded it will call the Bylaw Proposal for a vote, Invacare presently seeks no ruling other than a clarification that this Court's July 3 Order does not speak to or change in any way Healthdyne's legal obligation to count and announce the vote. Healthdyne's obligations to count and announce are as set forth under law. The issue has never been put before the Court, and is not before the Court now. Healthdyne cannot arrogate to itself relief it never sought. And Healthdyne should not be permitted to misinterpret the plain language of this Court's
July 3 Order to cloak what is otherwise a violation of law.

         Healthdyne's opposition to Invacare's motion for clarification is an attempt at censorship. This Court should take no part of it. While this Court has ruled invalid a bylaw REQUIRING the Healthdyne directors to redeem the Dead Hand Provision, there is nothing remotely invalid or illegal in the shareholders voting on the Bylaw Proposal and being told the results of that vote. Of course, the shareholder-owners of the corporation have the right to tell the directors whom the shareholders have elected that they do not want Healthdyne to implement a Dead Hand Provision. One also would think the

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directors would want to know what the shareholders think.  Nevertheless, in violation of their own existing bylaw permitting shareholders to propose by-laws, the Healthdyne directors are trying to deny the shareholders even the right to express their opinion about the Dead Hand. This effort to silence the shareholder-voters is worthy of a dictatorship, and that is precisely how the Healthdyne directors run the company.

         Moreover, to refuse to tabulate and announce the vote -- an act which causes Healthdyne no harm whatsoever(1) -- will also damage Invacare's appellate rights. The shareholders are entitled to know what their fellow shareholders have voted. The Eleventh Circuit will also be aided by such information. The Healthdyne "vote now, count later" proposal is simply calculated to achieve delay. It is yet another effort by the Healthdyne directors to hide from the expressed will of the shareholder-voters. Delay is harm to the shareholders, including Invacare.

         2. A SHAREHOLDER VOTE ON THE BYLAW PROPOSAL WILL NOT CONFUSE HEALTHDYNE SHAREHOLDERS.

         The shareholders' right to vote on the Bylaw Proposal and learn the results of that vote is entirely independent from the issue of whether this Court believes the directors can be REQUIRED to remove the Dead Hand. The Invacare proposal is plainly intended





____________________

(1) Healthdyne has previously represented that it will present the proposal for a vote at the meeting.


                                         -3-


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to have the maximum legal effect.  The public has been informed repeatedly that if this Court should rule, as it has, that the proposed bylaw is invalid, then a vote in favor of the Bylaw Proposal will be merely advisory unless there is a subsequent ruling to the contrary by an appellate court. Healthdyne's contention that shareholders will be "confused" by this singular choice is a sham. The shareholders have had several months to consider this issue and it has been described in publicly-filed materials, including materials mailed directly to the shareholders. To argue, as Healthdyne does, that the shareholders will be "confused" by such a choice is typically paternalistic and demeaning. Moreover, Healthdyne fails to explain how its suggestion, in which the shareholders will vote on the Bylaw Proposal but Healthdyne simply will not tabulate the results, eliminates the supposed shareholder confusion. Finally, Healthdyne's argument is foreign to Georgia's law of corporate governance, which clearly places ultimate authority in the hands of shareholders to elect the directors. If shareholders can be entrusted to elect directors they must also be presumed competent to vote on Invacare's Bylaw Proposal.(2)



__________________

(2) Healthdyne submits an affidavit from one Thomas Ball, a professional proxy solicitor ostensibly on the issue of shareholder confusion. Mr. Ball's affidavit lacks factual or professional basis. First, Mr. Ball repeatedly relies on the mistaken assumption that Invacare has "recently" taken the position that its


                                         -4-


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         3.   RULE 14A-8 DOES NOT BAR A VOTE ON THE PROPOSED
              BYLAW

         Finally, Healthdyne's contention that Rule 14a-8 prohibits shareholder consideration of the "illegal" Bylaw Proposal also lacks merit. (Healthdyne Brief at 2). Rule 14a-8 has no applicability here. It applies only when a shareholder asks the company to make proposals. Invacare's Bylaw Proposal is NOT brought under Rule 14a-8. Outside Rule 14a-8, there are no content restrictions on proposed bylaws.

         Moreover, although the content restrictions in Rule 14a-8 may permit target company management to refuse to solicit proxies on certain proposals, those restrictions have no applicability where, as here, the dissident shareholder assumes the proxy costs for the proposal. UNITED MINE WORKERS OF AMERICA V. PITTSTON COMPANY, Civil Action No. 89-0962, 1989 U.S. Dist. LEXIS 14030 at



_____________________

proposed bylaw amendment may be legally binding depending on the ruling of the court. As previously shown, the undisputed record reflects that Invacare's proposal was framed to have the maximum effect under law and that Invacare informed the shareholders of the possible consequences of a legal challenge months ago. Second, Mr. Ball simply declares that "unsophisticated" shareholders will "likely" be "confused". This is nothing more than a guess. Mr. Ball does not opine whether confusion will actually result, does not give the basis for his conclusion (particularly with respect to the fact that Healthdyne shareholders are unsophisticated), and presents nothing by way of background that would let a fact finder conclude he was qualified to give an opinion as to the mental state of shareholders in any event. More importantly, Invacare submits herewith the Affidavit of Mark H. Harnett. Mr. Harnett has actually spoken with Healthdyne shareholders and has found no confusion whatsoever.


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*22-24 (Nov. 24, 1989) (Rule 14a-8 does not apply to proposals which are not
"contained in [the target company's] proxy statement or mailed to shareholders
at [the target company's expense].")   Instead, where the dissident party, such
as Invacare, assumes the proxy costs, Rule 14a-7 expressly authorizes a precatory shareholder vote regardless of the content in the proposal. AMALGAMATED CLOTHING AND TEXTILE WORKERS UNION V. WAL-MART STORES, INC., 821 F. Supp. 877, 883 n.5 (S.D.N.Y. 1993) ("Rule 14a-7 imposes no content restriction
 ... and management has no choice but to mail out the statement of [a] shareholder willing to underwrite the cost.") Thus, Rule 14a-7 authorizes Invacare's request for a vote on the Bylaw Proposal.(3)

                                      CONCLUSION

         As noted above, all Invacare seeks is a clarification of the July 3 Order to the effect that, with respect to the Bylaw Proposal, this Court only ruled that a mandatory bylaw requiring the redemption of the Dead Hand interfered with the discretion of the board. No more and no less. The July 3 Order plainly did not


____________________

(3) Healthdyne also cites to 17 C.F.R. 240.14a-4(e). That provision has no application to this case because it solely governs the EXERCISE of a proxy power, not the procedures for votes and tabulation at a shareholders' meeting. Moreover, Invacare's Bylaw Proposal is brought pursuant to Healthdyne's own existing Bylaw and state law. Healthdyne's brief does not dispute that Invacare complied with the bylaw requirements.


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plainly did not authorize Healthdyne to prevent shareholders from expressing their opinion on this significant issue of corporate governance. Thus, the Court should grant Invacare's motion for clarification.


DATED:  July 22nd, 1997                KING & SPALDING



                                       /s/ M. Robert Thornton
                                       -----------------------------
191 Peachtree Street, N.E.             M. Robert Thornton
Atlanta, Georgia  30303                Georgia Bar No. 710475
Telephone: (404) 572-4600              Michael R. Smith
Facsimile: (404) 572-5100              Georgia Bar No. 661689
                                       David J. Onorato
                                       Georgia Bar No. 553826


Of Counsel:

SIMPSON THACHER & BARTLETT             Attorneys for Plaintiffs Invacare
425 Lexington Avenue                   Corporation and I.H.H. Corp.
New York, New York  10017
(212) 455-2000

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